UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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Commencing June 3, 2013, Affiliated Managers Group, Inc. will send the following to certain shareholders.

Dear AMG Shareholder:

As you may be aware, AMG recently received unfavorable recommendations on our “Say on Pay” proposal from two proxy advisory firms, ISS and Glass Lewis.  Each firm recommended our shareholders vote “for” all other proposals, including the re-election of all Directors, the approval of a new Incentive Stock Award Plan and the ratification of our independent auditor, PricewaterhouseCoopers LLP.

The recommendations against our compensation programs and policies were unexpected.  In their own reports and by their measures, they cite AMG’s substantial outperformance versus peers and broader indices with respect to Total Stockholder Return, and even illustrate the strong alignment of pay with performance — but then recommend against approval of our compensation program, despite having recommended in favor of our program in 2012.  Our outstanding performance (both for the year and over the long term, we are at or near the top of our peer group on a rolling basis annually since our public offering) has continued since last year’s review, while compensation has remained at the same level by ISS calculations.  Furthermore, AMG achieved record high Economic earnings per share of $7.71 in 2012, a 16% increase over 2011, and reported record assets under management of $432 billion at year end, which have since increased to $463 billion as of March 31, 2013. (For a reconciliation of Economic earnings per share to the applicable GAAP measure, please see our filed Form 10-K and Form 10-Q).  Together, these facts would seem to merit the approval of a compensation program that — just as in 2012 — is managed by an experienced and thoughtful Board of Directors and Compensation Committee to achieve the best interests of and create value for AMG’s stockholders.

Indexed Historical Stock Returns Over Various Periods

The attached provides additional detail on our compensation program, and how it has worked in concert with AMG’s growth strategy to create tremendous stockholder value over the last year, over the last three and five years, and in every period since our public offering.  In particular, within the attachment we provide additional context on the limitations of the proxy firm reports, and their failure to accurately assess our company and compensation program; on AMG’s remarkable performance, both recently and in the long run; the alignment of pay for performance in our program; and the strength and shareholder-friendliness of the equity and other compensation tools we have in place.

In 2012, shareholders voted overwhelmingly in favor of our compensation program.  We ask you to consider our ongoing success and the soundness of our compensation program, which includes the same components, plans, and policies that were strongly supported by shareholders last year, and to vote in favor of our compensation program at our upcoming Annual Meeting.

Very truly yours,

Affiliated Managers Group, Inc.

I.  AMG’s Continued Outstanding Performance

The limits of the 2013 proxy advisory firm reports are clear — a flawed peer selection process which produces an inaccurate baseline for comparative analysis, and an inconsistent approach in analysis and methodology, producing different conclusions in 2013 versus 2012 about similar circumstances for reasons that are uncertain.

First, in criticizing our compensation program’s design in 2013, there is little acknowledgment that the program comprises the same elements as the 2012 compensation program, which carried both ISS’ and Glass Lewis’ approval, as well as the support of 96% of our stockholders.  In addition, ISS notes in its report that the Company’s “performance continues to outpace peers, and CEO pay was essentially flat for 2012” — rendering its 2013 determination “against” our compensation program difficult to understand.

Track Record of Outstanding Performance

As acknowledged by both ISS and Glass Lewis, AMG has generated outstanding performance in 2012 and year to date in 2013.

•                  Our Economic earnings (AMG’s key operating metric) grew 16% versus 2011, reflecting another year of strong earnings growth and record results.

•                  Our assets under management grew 32% to approximately $432 billion at year-end 2012, a record level, and have since increased to $463 billion (as of March 31, 2013).

•                  The Company generated industry-leading organic growth through net client cash flows with:

•                  net client flows of $30.1 billion for 2012;

•                  an additional $12 billion in net client flows in the first quarter of 2013; and

•                  10% organic growth for the last twelve months, and $75 billion in net client flows over the last three years.

AMG exhibits consistently strong performance both on an absolute basis and versus its peers.

•                  AMG’s stockholder return for the 1- and 3-year periods ending December 31, 2012 was 36% and 93%, respectively, placing us in the 91st and 100th percentile of our peer group.

•                  AMG has also outperformed its peer group over longer periods — as reflected in our proxy statement and reproduced below, AMG is above the 75th percentile for the 1-, 3-, 5-, and 10-year periods as well as since its IPO.

•                  As stated by ISS in its report, AMG’s “1-, 3-, and 5-year TSRs were all positive and exceeded those of broad Russell 3000 Index and 4-digit GICS peers.”

Strong Pay for Performance Alignment

ISS report reflects the pay-for-performance alignment in AMG’s compensation policy.

•                  ISS states in its report that “the Company’s performance continues to outpace peers” and “pay levels reflect strong TSR performance,” and clearly displays AMG’s strong pay-for-performance alignment in its Pay for Performance Evaluation exhibits (ISS exhibits reproduced below).

•                  Furthermore, ISS noted in last year’s report that its “qualitative assessment of the company’s disclosures did not identify any problematic pay practices during the year under review.”  Given that essentially the same compensation tools and practices were utilized this year, it is surprising that ISS reached such a different conclusion.

•                  As ISS notes, the Absolute Alignment of AMG’s pay for performance is better than 82% of the constituents of the Russell 3000 Index.

•                  While AMG created $4.8 billion of stockholder value over the last three years (on the basis of market capitalization), our CEO’s Compensation in 2012 (per ISS’ own analysis) declined by 31% since 2010 and 1% since 2011:

From 2013 ISS Report:  Pay for Performance Exhibits

II.  Strength of Long-Term Equity Interests Plan (“LTEIP”) Awards as an Equity Tool

The Compensation Committee designed the LTEIP as a compensatory vehicle aligning executive and stockholder interests.

•                  The Compensation Committee developed the LTEIP to provide the Company with additional long-term tools to retain management, while aligning incentives with the creation of stockholder value.

•                  In reviewing various long-term equity ownership options and consulting with the Company’s independent compensation consultant, the Committee determined that the LTEIP, which utilizes multi-year vesting, defers realization of any value for several years and links appreciation to the growth of our business, represents a highly-retentive structure which properly serves stockholders’ best interests, long-term executive retention, and Company performance.

•                  2012 LTEIP Award recipients are required to retain a portion of their equity interests through 2020.

ISS’ concerns that the value of LTEIP awards are too high, and not easily valued by stockholders or third parties, are unwarranted.

•                  In fact, the interests have proven to be less costly to stockholders (and correspondingly, less valuable to management) than an equivalent grant in stock options or restricted stock awards would have been; as illustrated below, LTEIP interests granted have appreciated in value substantially less than the value of hypothetical awards issued in options or stock.

Illustration of CEO LTEIP Value Versus Hypothetical Equity Grants

(In millions)

	2010 / 2011 Grants	2012 Grant	Total
CEO LTEIP Grant Value	$9.5	$9.5	$19.0

Value as of December 31, 2012
LTEIP	$13.7	$9.5	$23.2
Hypothetical - If Granted in Options	$22.1	$12.4	$34.5
Hypothetical - If Granted in Restricted Stock	$14.8	$10.8	$25.6

Notes:

-                    Hypothetical option and restricted stock values based upon closing AMG share price on December 31, 2012 of $130.15 and assuming ratable grants in July and December.

-                    Options are valued using the Black-Scholes option pricing model.

•                  The full grant value transferred to management in the 2012 LTEIP awards is less than 0.5% of the Company’s market capitalization and the cumulative value of LTEIP awards to date are less than 1% of our overall market capitalization.

•                  The fair value of the LTEIP awards is undertaken by a third-party valuation firm using a discounted cash flow analysis.

III.  Limitations of the ISS Report

ISS’ report reflects a flawed peer selection process which produces an inaccurate baseline for comparative analysis, and an inconsistent approach in analysis and methodology, yielding conflicting results year over year.  In addition, the ISS report contains errors regarding the Company’s shareholder rights and compensation program, raising concerns as to the time and care ISS spends in its analysis.

Despite a history of such errors, and ISS’ confusion regarding our LTEIP, ISS has never allowed the Company an opportunity to preview its report (a courtesy extended to some companies and not others), and has not contacted the Company in an attempt to clarify, nor responded to our efforts to clarify, such misunderstandings.

Flawed Peer Selection

Voting recommendations are based on peer groups that do not accurately represent AMG’s business or size.

•                  Although ISS recently changed its peer selection methodology in reaction to broad criticism from companies and industry commentators, the methodology continues to create inappropriate and perplexing peer groups.

•                  For AMG — while the AMG peer group consists solely of publicly traded investment management firms, 10 of the “peers” selected by ISS operate in different industries.

AMG Disclosed Peers		Non-AMG Peers (Included in ISS Report)
Company	Industry	Company	Industry
Included in ISS Report		E*Trade Financial Corporation	Online Brokerage
Eaton Vance Corp.	Asset Manager	Fortress Investment Group LLC	Alternative Manager
Invesco Ltd.	Asset Manager	GFI Group Inc.	Wholesale Brokerage / Electronic Trading
Janus Capital Group, Inc.	Asset Manager	Knight Capital Group, Inc.	Capital Markets / Trading
Legg Mason Inc.	Asset Manager	Lazard Ltd.	Investment Bank
T. Rowe Price Group, Inc.	Asset Manager	Northern Trust Corporation	Custody, Clearing and Settlement
Waddell & Reed Financial Inc.	Asset Manager	Raymond James Financial, Inc.	Brokerage / Investment Bank
		SEI Investments Co.	Custody, Clearing and Settlement
Excluded From ISS Report		Stifel Financial Corp.	Brokerage / Investment Bank
AllianceBernstein Holding L.P.	Asset Manager	TD Ameritrade Holding Corporation	Online Brokerage
Ameriprise Financial, Inc.	Asset Manager
BlackRock, Inc.	Asset Manager
Federated Investors, Inc.	Asset Manager
Franklin Resources Inc.	Asset Manager

•                  Only 6 of the companies selected by ISS as AMG’s “peers” overlap with the peer group selected by the Company and recognized by the investing public (including our selected peers, stockholders and the sell-side research analysts who cover the Company).

•                  ISS’ peer list is representative of significantly smaller firms than AMG (AMG’s May 28, 2013 market capitalization of $8.8 billion was 34% higher than the $6.6 billion average market capitalization of its ISS “peer” group, with 7 firms having a market cap of less than half that of AMG).

Factual Errors in ISS Report

Inaccurate understanding regarding Long-Term Equity Interests Plan

•                  ISS incorrectly states that the LTEIP interests “roughly doubled” in value, when in fact, as disclosed in our Proxy Statement, they only increased approximately 34% year over year.

•                  As discussed in detail above, ISS demonstrates a general lack of understanding of our LTEIP, noting that awards are “opaque to investors,” despite a discussion of the purpose of such awards, and clear disclosure of vesting, liquidity and cash flow rights in the Company’s public filings.

•                  The terms of the LTEIP awards, and the disclosure surrounding them, have not substantially changed from last year, when ISS supported our compensation program.

Majority Vote and Anti-Hedging Errors

•                  ISS’ report incorrectly stated that the Company uses plurality voting for director elections.  As clearly noted in our Proxy Statement, last year, the Company adopted, and was properly afforded credit by ISS, a majority vote standard with a director resignation policy.

•                  ISS’ report also incorrectly stated that the Company’s anti-hedging policy “includes waivers or lacks complete definition,” despite providing credit in past years for the same policy.

Governance Rating Challenges

•                  ISS has unveiled yet another new governance analysis methodology (the third in recent years), Governance Quickscore, which is an apparent return to an opaque quantitative system, providing little direction or transparency to companies and stockholders assessing performance and practices.  Due to a combination of the errors noted above, and a confusing increase in a sub-score, the Company received an inaccurate score under the new methodology.